Exhibit (a)(1)(F)

I.	LOGIN SCREEN

ISILON SYSTEMS, INC.

Welcome to the Isilon Systems, Inc. exchange offer website.

Please enter your User Name (the first two letters of your legal first name and full last name with no spaces) and Password (date of birth in mmddyyyy format).

User Name:
(Not Case Sensitive)

Password:
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II.	WELCOME SCREEN

WELCOME TO THE ISILON SYSTEMS, INC. OFFER TO EXCHANGE CERTAIN

OUTSTANDING OPTIONS FOR NEW OPTIONS WEBSITE

We are pleased to announce that Isilon Systems, Inc. is officially launching a one-time stock option exchange program, referred to as the offer, on April 24, 2009. The offer and withdrawal rights will remain open until May 22, 2009 at 5:00 p.m., Pacific Time, unless the offer is extended. You can elect to participate in the offer with respect to your “eligible options” (as defined below).

An option is an “eligible option” if it meets each of the following conditions:

(i)	The option was granted under the Isilon Systems, Inc. Amended and Restated 2001 Stock Plan or the Isilon Systems, Inc. 2006 Equity Incentive Plan.

(ii)	The option was granted with an exercise price per share greater than $5.15.

(iii)	The option is held by an individual who is, on the date of grant for the new option, a current employee of Isilon (or any Isilon subsidiary). However, our executive officers and the members of our board of directors are not eligible to participate.

(iv)	The option is outstanding on the expiration date of the offer.

The specifics of the program are described in the “Schedule TO - Tender Offer Statement Filed with the SEC” and the related exhibits. The “Schedule TO - Tender Offer Statement Filed with the SEC” is available by clicking on this link: https://isilon.equitybenefits.com/Documents/Schedule-TO.pdf. We urge you to read the “Schedule TO - Tender Offer Statement Filed with the SEC” and the related exhibits carefully.

You may e-mail equitybenefits@isilon.com with any questions.

Key Steps

In order to participate in the offer, please follow these steps:

•	Please review the following important documents for detailed information on the Isilon offer to exchange by clicking on the links below:

1.	Offer to Exchange Certain Outstanding Options for New Options

2.	Summary of Stock Option Exchange Program

3.	E-mail from Gwen Weld dated April 24, 2009

4.	E-mail announcing the offer dated April 24, 2009

5.	Instructions Forming Part of the Terms and Conditions of the Offer

6.	Election Form

7.	Agreement to Terms of Election

•

Click on the MAKE AN ELECTION button below to proceed with your election. You will need to check the appropriate boxes next to each of your eligible options to indicate whether or not you are tendering your eligible options for exchange in accordance with the terms of the offer.

•

After completing the election form, you will be allowed to review the elections you have made for your eligible options. If you are satisfied with your elections, you will proceed to the Agreement to Terms of Election page. Only after you agree to the Agreement to Terms of Election will you be directed to the print confirmation page.

•

Please print and retain a copy of your election confirmation for your records. You will also receive an e-mail confirming your election. If you do not receive a confirming e-mail within 2 business days following the date of your election, please contact equitybenefits@isilon.com.

KEY DATES TO REMEMBER

The commencement date of the offer is April 24, 2009.

The offer expires at 5:00 p.m., Pacific Time, on May 22, 2009 (unless we extend the offer).

The eligible options that have been tendered will be cancelled on May 22, 2009 or, if the offer is extended, the date of the expiration of the offer.

The new options will be granted on May 22, 2009 or, if the offer is extended, the new expiration date of the offer.

MAKE AN ELECTION

III.	ELECTION FORM

ISILON SYSTEMS, INC.

ELECTION FORM

RE:	TENDER OF ELIGIBLE STOCK OPTIONS PURSUANT TO THE OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS FOR NEW OPTIONS

THE OFFER EXPIRES AT 5 P.M., PACIFIC TIME, ON MAY 22, 2009,

UNLESS THE OFFER IS EXTENDED

Name:	Employee ID:

Before making your election and signing this Election Form, please make sure you have received, read and understand the documents that make up this offer, including (1) the Offer to Exchange Certain Outstanding Options for New Options; (2) the e-mail from Gwen Weld dated April 24, 2009; (3) the e-mail announcing the offer dated April 24, 2009; (4) the Summary of Stock Option Exchange Program; (5) the Instructions Forming Part of the Terms and Conditions of the Offer; (6) this Election Form; and (7) the Agreement to Terms of Election. The offer is subject to the terms of these documents as they may be amended. The offer provides eligible employees who hold eligible stock options the opportunity to exchange eligible options for new options as set forth in Section 2 of the Offer to Exchange. This offer expires at 5:00 p.m., Pacific Time, on May 22, 2009, unless extended.

If you wish to participate in the offer, please check the “Yes” box in the “Exchange Entire Eligible Option” column. Please note that if the “No” box is checked under the “Exchange Entire Eligible Option” column, the eligible option will not be exchanged and your eligible option will remain outstanding subject to its original terms.

Original Grant Date	Option Type	Exercise Price Per Share	Shares Subject to Eligible Options	Exchange Entire Eligible Option?
¡ Yes ¡ No
¡ Yes ¡ No
¡ Yes ¡ No
¡ Yes ¡ No
¡ Yes ¡ No

In accordance with the terms outlined in the offer documents, if you elect to exchange your eligible options, the number of new options that you receive will depend on the exercise price of your exchanged options, as follows:

Per Share Exercise Price of Eligible Option	Number of New Options for Exchanged Options
$5.16 - $6.12	One (1) new option for every 1.25 exchanged options.

$6.13 - $12.20	One (1) new option for every 1.50 exchanged options.

$12.21 and higher	One (1) new option for every 2.0 exchanged options.

The vesting schedule and term of your new options granted under the offer will be determined based on the year of grant of the eligible option it replaces, as follows:

Year of Grant of Eligible Option	Term of New Option (from New Option Grant Date)	Vesting Schedule for New Option
2006	6 year term	100% of the shares vesting on the 1-year anniversary of the new option grant date

2007	7 year term	2 year vesting schedule: 50% of the shares vesting on the 1-year anniversary of the new option grant date; and 1/8th of the total shares vesting quarterly thereafter

2008	8 year term	3 year vesting schedule: 1/3rd of the shares vesting on the 1-year anniversary of the new option grant date; and 1/12th of the total shares vesting quarterly thereafter

See Section 9 of the Offer to Exchange for further details. Vesting on any date is subject to your continued service to Isilon Systems, Inc. or its subsidiaries through each relevant vesting date. You will lose your rights to all exchanged options that are cancelled under the offer.

BY PARTICIPATING, YOU AGREE TO ALL TERMS OF THE OFFER AS SET FORTH IN THE OFFER DOCUMENTS.

In making this election, you agree that Isilon may use, collect and transfer your personal data for the purpose of implementing, administering and managing your participation in the offer to exchange. Such personal data may be transferred to Isilon and to any third parties assisting Isilon with the offer to exchange, and these recipients may be located in the U.S. or elsewhere.

Please note that you may change your election by submitting a new properly completed and signed election form prior to the expiration date, which will be 5:00 p.m., Pacific Time, on May 22, 2009, unless we extend the offer. The last valid election in place prior to the expiration of the offer shall control.

INSTRUCTIONS FORMING PART OF THE

TERMS AND CONDITIONS OF THE OFFER

1. Delivery of Election Form. A properly completed and duly executed election form must be received by Isilon by 5:00 p.m. Pacific Time on May 22, 2009 (unless the offer is extended). We will not accept delivery of any election form after expiration of the offer. If we do not receive a properly completed and duly executed election form (either electronically through the offer website or through a paper election form) from you before the expiration of the offer, we will not accept your eligible options for exchange and such eligible options will not be exchanged pursuant to this offer.

If you are not able to submit your election via the offer website for any reason (including technical failures at the website or your inability to access the website), a properly signed and completed election form must be received by fax at (206) 777-7855 before 5:00 p.m., Pacific Time, on May 22, 2009. To obtain a paper election form, please either print the election form from the offer website or send an e-mail to equitybenefits@isilon.com.

Isilon intends to confirm the receipt of your election form by e-mail within two U.S. business days. If you have not received an e-mail confirmation that Isilon received your response, we recommend that you confirm that we have received your election form. If you need to confirm receipt after two U.S. business days have elapsed, you may e-mail equitybenefits@isilon.com.

You may change your mind after you have submitted an election form and submit a new election form at any time before the expiration date, which is expected to be May 22, 2009, at 5:00 p.m. Pacific Time, unless the offer is extended. If we extend the expiration date, you may submit a new election form with respect to some or all of your eligible options at any time until the extended offer expires. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election form we receive before 5:00 p.m., Pacific Time, on May 22, 2009 (unless we extend the offer).

To validly change your election, you must access the offer website at https://isilon.equitybenefits.com and complete and deliver a new election form electronically or fill-out and deliver a new paper election form by fax to (206) 777-7855 before the expiration of the offer. You should print or make a copy of your new election form and confirmation statement (if you submit electronically) and keep those documents with your other records for the offer.

While participation in the offer is completely voluntary, if you elect not to exchange some or all of your eligible options pursuant to the offer, then you will retain the eligible options under their original terms.

2. Exchange. If you intend to exchange your eligible options pursuant to the offer, you must access your account at the offer website at https://isilon.equitybenefits.com, properly complete and execute the election form or fill out and properly submit a duly executed and dated paper election form.

3. Signatures on This Election Form. You must electronically sign the election form if you submit your election through the offer website. If you submit a paper election form you must physically sign the election form.

4. Requests for Assistance or Paper Copies. If you need paper copies of the offer documents or the election forms, you should e-mail equitybenefits@isilon.com. Copies will be furnished promptly at Isilon’s expense. You can also view and print documents at https://isilon.equitybenefits.com. For general questions concerning this offer, please e-mail equitybenefits@isilon.com.

5. Reservation of Rights. Isilon reserves the right, at our discretion, at any time, to extend the period of time during which the offer is open and delay the acceptance for exchange of any options. If we elect to extend the period of time during which this offer is open, we will give you written notice of the extension and delay, as described below. If we extend the expiration date, we will also extend your right to make or withdraw elections for your eligible options until the extended expiration date. If we extend the offer, we will issue a press release, e-mail or other form of communication no later than 6:00 a.m., Pacific Time, on the next U.S. business day after the previously scheduled expiration date.

We also reserve the right, in our reasonable judgment, before the expiration date to terminate or amend the offer by giving written notice of the termination or postponement to you or by making a public announcement of the termination.

Subject to compliance with applicable law, we further reserve the right, before the expiration date, in our discretion, to amend the offer in any respect, including by decreasing or increasing the consideration offered in this offer or by decreasing or increasing the number of options being sought in this offer.

6. Important Tax Information. If you are a U.S. tax resident, you should refer to Section 14 of the offer to exchange, which contains material U.S. federal income tax information concerning the offer. If you are an employee residing outside the U.S., you should refer to Schedules C-J of the offer to exchange. We strongly recommend that you consult your financial, legal and/or tax advisors with respect to the federal, state, local and/or country related tax consequences of participating or not participating in the offer.

7. Copies. You should print a copy of this election form, after you have completed and electronically signed it, and retain it for your records, or you should make a copy of your paper election form and retain it for your records.

8. Paper Delivery. Please remember that if you are not able to submit your election electronically via the offer website as a result of technical failures of the offer website, such as the offer website being unavailable or the offer website not accepting your election, or if you do not otherwise have access to the offer website for any reason (including lack of internet services), you must complete a paper election form and fax it to (206) 777-7855 before 5:00 p.m., Pacific Time, on May 22, 2009 (unless the offer is extended). To obtain a paper election form, please either print this election form or e-mail equitybenefits@isilon.com.

IMPORTANT: IN ORDER FOR YOU TO PARTICIPATE, A VALID, COMPLETED AND SIGNED ELECTION FORM MUST BE RECEIVED BY ISILON BY 5:00 P.M., PACIFIC TIME, ON MAY 22, 2009 (UNLESS WE EXTEND THE OFFER).

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IV.	ELECTION EXCHANGE REVIEW

ISILON SYSTEMS, INC.

ELECTION EXCHANGE REVIEW

You have made the following election for your eligible options:

Original Grant Date	Option Type	Exercise Price Per Share	Shares Subject to Eligible Options	Exchange Entire Eligible Option?
¡ Yes ¡ No
¡ Yes ¡ No
¡ Yes ¡ No
¡ Yes ¡ No
¡ Yes ¡ No

Please note that you may change your election by submitting a new properly completed and signed election form before the expiration of the offer, which will be 5:00 p.m., Pacific Time, on May 22, 2009, unless we extend the offer.

Is this information correct? If yes, click PROCEED TO AGREEMENT TO TERMS OF ELECTION to continue. If no, click RETURN TO PREVIOUS SCREEN.

RETURN TO PREVIOUS SCREEN	PROCEED TO AGREEMENT TO TERMS OF ELECTION

V.	AGREEMENT TO TERMS OF ELECTION

ISILON SYSTEMS, INC.

AGREEMENT TO TERMS OF ELECTION

BY PARTICIPATING, YOU AGREE TO ALL TERMS OF THE OFFER AS SET FORTH IN THE OFFERING DOCUMENTS.

If you would like to participate in this offer, please indicate your election by checking the applicable boxes on the election form and if submitting a paper election form, please return the completed and signed election form via fax to (206) 777-7855 before 5:00 p.m., Pacific Time, on May 22, 2009, unless the offer is extended.

You may withdraw this election by submitting a new properly completed and signed election form prior to the expiration date which will be 5:00 p.m., Pacific Time, on May 22, 2009, unless we extend the offer.

By electing to exchange my eligible options, I understand and agree to all of the following:

1. I hereby agree to exchange my eligible options for new options as indicated on the election form in accordance with the terms of the offer as set forth in the offer to exchange, dated April 24, 2009, of which I hereby acknowledge receipt. Each eligible option indicated on the election form will be cancelled on May 22, 2009 or, if the offer is extended, on the extended expiration date. A new option will be granted to me on May 22, 2009 in accordance with the terms of the offer or, if the offer is extended, on the first business day following the expiration of the offer.

2. The offer is currently set to expire at 5:00 p.m., Pacific Time, on May 22, 2009, unless Isilon, in its discretion, extends the period of time during which the offer will remain open.

3. If I cease to be employed by Isilon or its subsidiaries before Isilon grants me new options in exchange for my eligible options, I will not receive any new options. Instead, I will keep my current eligible options and they will expire in accordance with their terms.

4. Until May 22, 2009, I will have the right to amend the elections that I have made for some or all of my eligible options that I elected to exchange. However, after that date I will have no ability to amend my election. The last properly submitted election, whether electronically or in paper form, prior to the expiration of the offer will be binding. Until the offer period closes on May 22, 2009, I may withdraw my tendered eligible options at any time prior to Isilon’s acceptance of such options for exchange pursuant to the offer.

5. The tender of some or all of my eligible options will constitute my acceptance of all of the terms and conditions of the offer. Acceptance by Isilon of my eligible options for amendment pursuant to the offer will constitute a binding agreement between Isilon and me upon the terms and subject to the conditions of the offer.

6. I am the registered holder of the eligible options I tender for exchange, and my name and other information appearing on the election form are true and correct.

7. I am not required to tender some or all of my eligible options in the offer.

8. Isilon and/or any independent firms hired with respect to the offer cannot give me legal, tax or investment advice about the offer and I have been advised to consult with my own legal, tax and investment advisors on the consequences of participating or not participating in the offer.

9. Under certain circumstances set forth in the offer to exchange, Isilon may terminate or amend the offer and postpone its acceptance of the eligible options I have elected to exchange. Should the eligible options tendered herewith not be accepted for exchange, such options will continue to be governed by their original terms and conditions.

10. I understand that if I do not clearly mark the box electing to exchange each of my eligible options on the election form, such eligible options will not be exchanged.

11. I understand that my new options will be granted under the 2006 Equity Incentive Plan and subject to the terms and conditions of the 2006 Equity Incentive Plan and stock option agreement used for the new option grants, which for employees outside the U.S., will include country-specific terms.

I understand that neither Isilon nor the Board of Directors of Isilon is making any recommendation on whether I should amend or refrain from exchanging my eligible options, and that I must make my own decision whether to tender my eligible options, taking into account my own personal circumstances and preferences. I understand that the exchanged options may decline in value when I decide to exercise such options. I further understand that past and current market prices of Isilon common stock may provide little or no basis for predicting what the market price of Isilon common stock will be when Isilon grants me new options in exchange for my tendered eligible options or at any other time in the future.

Please read (1) the Offer to Exchange; (2) the e-mail from Gwen Weld dated April 24, 2009; (3) the e-mail announcing the offer dated April 24, 2009; (4) the Summary of Stock Option Exchange Program; (5) the Instructions Forming Part of the Terms and Conditions of the Offer; (6) the Election Form; and (7) the Agreement to Terms of Election.

SIGNATURE OF OPTIONEE

(Signature of Optionee or Authorized Signatory)

(Optionee’s Name, please print in full)

Date:

Address (if different than on cover page)

Office Telephone:

E-mail address:

If you are not able to submit your election via the offer website for any reason (including technical failures at the website or your inability to access the website), a properly signed and completed election form must be received by fax at (206) 777-7855 before 5:00 p.m., Pacific Time, on May 22, 2009. To obtain a paper election form, please either print the election form from the offer website or send an e-mail to equitybenefits@isilon.com.

RETURN TO PREVIOUS SCREEN	I AGREE

VI.	PRINT CONFIRMATION

ISILON SYSTEMS, INC.

PRINT CONFIRMATION

Your election information has been recorded as follows:

Original Grant Date	Option Type	Exercise Price Per Share	Shares Subject to Eligible Options	Exchange Entire Eligible Option?
¡ Yes ¡ No
¡ Yes ¡ No
¡ Yes ¡ No
¡ Yes ¡ No
¡ Yes ¡ No

PRINT THIS PAGE

You can print this page by clicking the PRINT A CONFIRMATION button below and save a copy. This will serve as the election confirmation statement in the event our system does not register your election or provide you with an e-mailed “election confirmation statement” after your submission. If you do not receive a confirmation e-mail within two business days after your submission, please forward a copy of your printed electronic confirmation statement via e-mail to equitybenefits@isilon.com.

PRINT A CONFIRMATION	LOGOUT	RETURN TO WELCOME PAGE

VII.	CONTACT INFORMATION

ISILON SYSTEMS, INC.

CONTACT INFORMATION

To contact Isilon for general question concerning this offer, please e-mail equitybenefits@isilon.com.

We will respond to all e-mails by the end of the next business day.

RETURN TO WELCOME PAGE

VIII.	OFFER DOCUMENTS

ISILON SYSTEMS, INC.

OFFER DOCUMENTS

Click on a link below to view detailed information regarding this offer.

Offer to Exchange Certain Outstanding Options for New Options

Summary of Stock Option Exchange Program

E-mail from Gwen Weld dated April 24, 2009

E-mail announcing the offer dated April 24, 2009

Election Form

Instructions Forming Part of the Terms and Conditions of the Offer

Agreement to Terms of Election

MAKE AN ELECTION	RETURN TO WELCOME PAGE